July 7, 2015

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Re: Royale Globe Holding, Inc.

To Whom It May Concern:

We have read the statements under item 4.01 in the Form 8-K dated July 7, 2015, of Royale Globe Holding, Inc. (the "Company") to be filed with the Securities and Exchange Commission and we agree with such statements therein as related to our firm. We have no basis to, and therefore, do not agree or disagree with the other statements made by the Company in the Form 8-K.

Sincerely,

/s/ HKCMCPA Co Ltd

HKCMCPA Company Limited
Certified Public Accountants

Hong Kong, China
July 7, 2015